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                                                                       EXHIBIT 5

                                  WHITE & CASE
                          1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200

October 20, 1997

Union Camp Corporation
1600 Valley Road
Wayne, New Jersey 07470

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-3 (the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), in the form in which it is to be filed today by Union Camp Corporation, a Virginia corporation ('Union Camp'), with the Securities and Exchange Commission (the 'Commission'), relating to up to $400,000,000 aggregate principal amount of Union Camp's debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the 'Securities') to be issued from time to time pursuant to the terms of an Indenture, dated as of November 1, 1994, between Union Camp and The Bank of New York, as successor to NationsBank of Georgia, National Association, as Trustee, filed as Exhibit 4 to the Registration Statement (the 'Indenture'), and to be sold to or through underwriters, to other purchasers or through agents. The terms of the Securities are to be approved and the manner of sale is to be determined in additional proceedings proposed to be taken by a committee of Union Camp's Board of Directors.

     We have examined the originals, or photostatic or certified copies, of such records of Union Camp, certificates of officers of Union Camp and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of public officials and such certificates of officers of Union Camp and statements and information furnished by officers of Union Camp with respect to the accuracy of material factual matters contained therein which were not independently established. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photographic or certified copies, and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, subject to the assumptions stated, and subject to such proposed additional proceedings being taken prior to the issuance of the Securities and to the terms of the Securities being otherwise in compliance with then applicable law, it is our opinion that the Securities, upon issuance and sale by Union Camp as contemplated in the Registration Statement and any amendments and Prospectus Supplements thereto, will have been duly authorized by Union Camp and that the Securities, when duly executed, authenticated, issued and delivered against payment therefore in accordance with the Indenture, will constitute valid and legally binding obligations of Union Camp.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption 'Legal Matters' in the Prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                          Very truly yours,


                                          WHITE & CASE

KK:JHD:JG



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